EXHIBIT 5(a)

December 29, 2011

Energen Corporation

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203

Ladies and Gentlemen:

In our capacity as counsel for Energen Corporation, an Alabama corporation (the “Company”), we have examined the Registration Statement on Form S-8 (the “Registration Statement”), in form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 3,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), available for issuance under the Energen Corporation Stock Incentive Plan (the “Plan”).

We have examined the Plan and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as a basis for the opinion expressed herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to all original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that:

1.	The Shares, when issued and delivered in accordance with the terms set forth in the Plan and against payment of the consideration therefor, and when the Registration Statement has become effective under the Securities Act, will be legally issued, fully paid and nonassessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Alabama and the United Stated of America. This opinion is limited to the current laws of the State of Alabama and the current federal laws of the United States, and to the facts as they exist on the date hereof. We assume no obligation to revise or supplement our opinion should the present laws, or the interpretations thereof, be changed in respect of any circumstances or events that occur subsequent to the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the above-referenced Registration Statement. In addition, we hereby consent to the inclusion of the statements made in reference to this firm under the caption “Interests of Named Experts and Counsel” in Item 5 Part II of the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours very truly,

/s/ BRADLEY ARANT BOULT CUMMINGS LLP